                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Sensormatic Electronics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      SENSORMATIC ELECTRONICS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 17, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation, will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 17, 2000, at 10 A.M., local time, for the following purposes:

         1. To elect three directors to serve for a term of three years and until their successors are elected and qualified;

         2. To consider and vote upon a proposal to approve an amendment to the Company's 1999 Stock Incentive Plan to increase the total number of shares of the Company's Common Stock that may be issued under such Plan by 3,400,000 shares;

         3. To consider and vote upon a proposal to approve an amendment to the Company's Directors Stock Option Plan; and

         4. To transact such other business as may be properly brought before the meeting and all adjournments thereof.

     Only stockholders of record at the close of business on September 28, 2000, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     THE BOARD OF DIRECTORS OF SENSORMATIC ELECTRONICS CORPORATION HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY YOU HAVE SENT IN AND VOTE YOUR STOCK PERSONALLY.

                                              By Order of the Board of
                                              Directors,

                                              WALTER A. ENGDAHL
                                              Secretary

Boca Raton, Florida
October 6, 2000

                      SENSORMATIC ELECTRONICS CORPORATION

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 17, 2000, at 10 A.M., local time, or at any adjournment or adjournments thereof. Only stockholders of record at the close of business on September 28, 2000 shall be entitled to notice of, and to vote at, the meeting. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors, for the approval of the amendment to the Company's 1999 Stock Incentive Plan, for the approval of the amendment to the Company's Directors Stock Option Plan and otherwise in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. At this time, the Board of Directors knows of no other such matters that will be presented for consideration at the Annual Meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The election of directors requires a plurality of the votes cast. The proposals to amend the 1999 Stock Incentive Plan and the Company's Directors Stock Option Plan each require the affirmative vote of a majority of the votes cast at the Annual Meeting on each such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote thereon. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "for" or "against" are included. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee stockholder thereof does not have discretionary authority to vote them, will be counted only to determine the existence of a quorum at the Annual Meeting.

     This Proxy Statement and the accompanying proxy are being sent on or about October 6, 2000 to stockholders entitled to vote at the Annual Meeting of Stockholders. The cost of solicitation of the Company proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopier and personal interview by officers, directors and employees of the Company. The Company has also retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated at $10,000, plus reimbursement for out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company's executive offices are located at 951 Yamato Road, Boca Raton, Florida 33431-4425.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

     Only stockholders of record at the close of business on September 28, 2000 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. At the close of business on September 28, 2000, there were outstanding 77,280,796 shares of Common Stock, $.01 par value, of the Company. Each of such shares is entitled to one vote. There was no other class of voting securities outstanding at that date.

     To the knowledge of the Company, as of September 28, 2000, no person beneficially owned more than 5% of the outstanding shares of Common Stock of the Company.

     The following table sets forth information as to the Common Stock of the Company beneficially owned as of September 28, 2000 by each director, each nominee for director, each person named in the Summary Compensation Table under Executive Compensation, and by all directors and executive officers as a group:

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                 OWNERSHIP          COMMON STOCK
------------------------                             -----------------      ------------
Pauline Lo Alker..................................              --                --
Ronald G. Assaf...................................         803,184(1)            1.0%
Fred A. Breidenbach...............................          27,833(2)              *
Thomas V. Buffett.................................          76,475(3)              *
Kenneth W. Chmiel.................................          76,667(4)              *
Timothy P. Hartman................................         127,500(5)              *
Jerry T. Kendall..................................         154,846(6)              *
James E. Lineberger...............................         834,117(7)            1.1%
Per-Olof Loof.....................................         135,128(8)              *
J. Richard Munro..................................          32,500(9)              *
Garrett E. Pierce.................................         251,474(10)             *
John T. Ray, Jr...................................          71,000(11)             *
John P. Smith.....................................          45,001(12)             *
Robert A. Vanourek................................         738,839(13)           1.0%
All directors and executive officers as a group...       3,662,572(14)           4.6%

---------------

  * Less than 1%.
 (1) Includes 407,000 shares issuable upon exercise of options. Also includes 49,247 shares held for Mr. Assaf's account under the Employee Stock Ownership Plan (the "ESOP") at June 30, 2000, over which Mr. Assaf has sole voting power, and 200,000 shares held by the RGA Trust for the benefit of Mr. Assaf's children. Does not include 22,104 shares held by Mrs. Assaf, and 3,000 shares and 1,075,000 shares issuable upon exercise of options held by trusts for the benefit of Mr. Assaf's children, as to all of which Mr. Assaf disclaims beneficial ownership.
 (2) Includes 15,833 shares issuable upon exercise of options.
 (3) Includes 60,000 shares issuable upon exercise of options
 (4) Includes 76,667 shares issuable upon exercise of options.
 (5) Includes 42,500 shares issuable upon exercise of options.
 (6) Includes 138,333 shares issuable upon exercise of options. Also includes 371 shares held for Mr. Kendall's account under the ESOP at June 30, 2000, over which Mr. Kendall has sole voting power.
 (7) Includes 177,500 shares issuable upon exercise of options.
 (8) Includes 125,000 shares issuable upon exercise of options.
 (9) Includes 27,500 shares issuable upon exercise of options.
(10) Includes 243,333 shares issuable upon exercise of options. Also includes 65 shares held for Mr. Pierce's account under the ESOP at June 30, 2000, over which Mr. Pierce has sole voting power.
(11) Includes 60,000 shares issuable upon exercise of options.
(12) Includes 45,001 shares issuable upon exercise of options.
(13) Includes 677,000 shares issuable upon exercise of options. Also includes 96 shares held for Mr. Vanourek's account under the ESOP at June 30, 2000, over which Mr. Vanourek has sole voting power.
(14) Includes 2,355,835 shares issuable upon exercise of options and 51,173 shares held for certain directors and executive officers under the ESOP at June 30, 2000, over which the respective directors and executive officers exercise sole voting power. Also includes shares beneficially owned by Messrs. Pierce and Vanourek.

     For the purpose of the foregoing table, each of the directors and executive officers is deemed to be the beneficial owner of shares which may be acquired by him or her within 60 days after September 28, 2000 through the exercise of options, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by him or her and by the directors and executive officers as a group. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by any other person.

     Each of the persons named in the above table as beneficially owning the shares set forth opposite his or her name has sole voting power (as to outstanding shares) and sole investment power over such shares, except as otherwise indicated.

                             ELECTION OF DIRECTORS

     Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Timothy P. Hartman, Per-Olof Loof and J. Richard Munro, who have been nominated by the Board of Directors as directors to serve until the Annual Meeting of Stockholders in 2003 and until their successors are elected and qualified. Each of the nominees is now a director of the Company.

     The Board of Directors is divided into three classes. One class will stand for election for a three-year term at the Annual Meeting of Stockholders on November 17, 2000. The terms of office of the other two classes of continuing directors do not expire until the Annual Meetings of Stockholders in 2001 and 2002, respectively. The names of, and certain information concerning, the nominees and such other directors are set forth below:

                                                                   FIRST YEAR
                                                                     BECAME
NAME                                                         AGE    DIRECTOR    OFFICES
----                                                         ---   ----------   -------
Nominees to serve until Annual Meeting of
Stockholders in 2003:
  TIMOTHY P. HARTMAN(b)(d).................................  61       1995      Director
  PER-OLOF LOOF(a).........................................  49       1999      President, Chief Executive
                                                                                  Officer and Director
  J. RICHARD MUNRO(b)(c)...................................  69       1997      Director
Continuing Directors to serve until
Annual Meeting of Stockholders in 2001:
  THOMAS V. BUFFETT(b)(c)(d)...............................  64       1992      Director
  JAMES E. LINEBERGER(a)(c)(d).............................  63       1968      Director
  JOHN T. RAY, JR.(c)......................................  62       1989      Director
Continuing Directors to serve until
Annual Meeting of Stockholders in 2002:
  RONALD G. ASSAF(a).......................................  65       1966      Director and Chairman of the
                                                                                  Board
  FRED A. BREIDENBACH(c)...................................  53       1998      Director
  PAULINE LO ALKER (d).....................................  57       2000      Director

---------------

(a) Member of the Executive Committee
(b) Member of the Audit Committee
(c) Member of the Governance Committee
(d) Member of the Finance Committee

     Pauline Lo Alker was appointed a director of the Company in June 2000. Ms. Alker currently serves as President, Chief Executive Officer and Chairman of the Board for Amplify.net, a privately-held company based in Fremont, California, that develops and markets broadband service management solutions for service providers and network equipment suppliers. Ms. Alker formed Amplify.net in 1998 after a seven-year tenure as President and Chief Executive Officer of Network Peripherals Inc. (NASDAQ: NPix), a high-technology company specializing in high performance workgroup networking solutions. Prior to joining Network Peripherals, Ms. Alker was founder, President and Chief Executive Officer of Counterpoint Computers, Inc., a multiprocessor UNIX systems workstation company and Vice President and General Manager of Convergent

Technologies, Inc. From 1991 through 1995, Ms. Alker served on the Board for the Asian American Manufacturers Association and, at times during that period, she also served as its President and Chairman of the Board.

     Ronald G. Assaf, a founder of the Company, has been Chairman of the Board of Directors of the Company since October 1971 and served as President and Chief Executive Officer of the Company from 1974 to January 1986. In January 1988, Mr. Assaf was appointed Co-Chief Executive Officer and in July 1988 was reappointed to the positions of President and Chief Executive Officer. From October 1995, Mr. Assaf served as Chairman of the Board and Chief Executive Officer. In August 1996, Mr. Assaf retired as Chief Executive Officer of the Company. He continues to serve as Chairman of the Board. Mr. Assaf is also a director of Senvest Capital.

     Fred A. Breidenbach was appointed a director of the Company in June 1998. He was the President and Chief Operating Officer of Gulfstream Aerospace Corp. ("Gulfstream"), a manufacturer of business aircraft located in Savannah, Georgia, until July 1997. Prior to joining Gulfstream in April 1993, he spent 25 years with the Aircraft Engine and Aerospace Groups of General Electric Corporation ("GE"), where he last served as Vice President and General Manager of the Government Electronic Controls Division (now Lockheed Martin) and was an officer of GE from 1989 until his departure in 1993. In November 1997 Mr. Breidenbach formed a consulting company, F.A. Breidenbach & Associates, LLC. He is also a member of the Board of Directors of Scott Technologies, Inc.

     Thomas V. Buffett, a director of the Company since 1992, is President of Clipper Investments, a private firm that invests in, and provides consulting services to, the alarm industry. He served as Chairman and Chief Executive Officer of Automated Security (Holdings) PLC, a United Kingdom-based international company specializing in electronic security, from 1974 through October 1994.

     Timothy P. Hartman has been a director of the Company since 1995. Mr. Hartman was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981. Since April 2000, he has been a member of the Board of Directors of Infonet Services Corporation.

     James E. Lineberger held the office of Chairman of the Executive Committee of the Company from 1974 through 1996 and remains in that now non-executive position. From January 1988 to July 1988, Mr. Lineberger served as Co-Chief Executive Officer of the Company. He has been a partner of Lineberger & Co., LLC and its predecessors, private investment firms, since 1969. Additionally, Mr. Lineberger is a director of Wray-Tech Instruments, Inc.

     Per-Olof Loof became President and Chief Executive Officer of the Company in August 1999. From 1995 to June 1999, Mr. Loof was Senior Vice President of NCR's Financial Solutions Group, a supplier to the retail financial services industry. From 1994 to 1995, Mr. Loof was President and Chief Executive Officer of AT&T Istel Co., a Europe-based provider of integrated computing and communication services. From 1982 to 1994, Mr. Loof held a variety of management positions with Digital Equipment Corporation, including Vice President of Sales and Marketing for Europe and Vice President, Financial Services Enterprise for Europe.

     J. Richard Munro was appointed a director of the Company in May 1997. Mr. Munro served as the Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc., a global media company, for an interim period beginning in July 1989, and was Chairman of the Board and Chief Executive Officer of Time Inc. from September 1986 through July 1989. From October 1980 to September 1986, Mr. Munro served as President and Chief Executive Officer of Time Inc. Mr. Munro continued to serve as a director of Time Warner Inc. until 1997. Mr. Munro presently serves as a member of the Board of Directors of each of Kmart Corporation, Kellogg Company and Exxon Mobil Corporation.

     John T. Ray, Jr. served from June 1985 until his retirement in January 2000, as the Senior Vice President and General Manager of the United States Adhesives, Sealants and Coatings Division of H.B. Fuller Company ("Fuller"), expanded in 1994 to include Mexico and Canada and now known as North American

ASC Group. Mr. Ray also served as the Chairman of the Board of Directors of EFTEC North America, L.L.C., and of Fiber Resin Corp., the subsidiaries of Fuller serving the automotive and aerospace industries, respectively. Mr. Ray became a director of the Company in 1989.

     None of the directors has any family relationship with any other director or with any executive officer of the Company.

     The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as directors, if elected. If, however, any of the nominees should decline or be unable to act as a director, the shares represented by the enclosed proxy will be voted for such other person or persons as may be nominated by the Board of Directors.

  Committees and Meetings

     The Board of Directors has standing Executive, Audit, Governance and Finance Committees. The Company had a standing Compensation Committee until November 1999, when the Governance Committee assumed its duties.

     The Audit Committee reviews the proposed scope of audit and non-audit services and the fees proposed to be charged for such services, reviews the reports and receives comments and recommendations from the Company's internal audit function and the Company's independent auditors following completion of the annual audit and in connection with the preparation of interim quarterly financial statements, and reviews with such auditors, internal auditors and management the Company's accounting policies and the adequacy of the Company's internal accounting controls. The Audit Committee also deals with special matters relating to the Company's accounting practices and financial statements brought to its attention by the Company's internal auditors, management or the Company's independent auditors. The Audit Committee's functions are described in further detail in the amended Audit Committee Charter adopted by the Board of Directors on June 29, 2000, and set forth in Exhibit A to this Proxy Statement. The Audit Committee met four times during the 2000 fiscal year.

     The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and has authority to act on other matters in the absence of the Board. The Executive Committee met once during the 2000 fiscal year.

     The Governance Committee addresses issues of corporate governance. The Governance Committee reviews the composition of the Board, evaluates its performance and considers the qualifications of prospective nominees to serve as directors, and also evaluates the performance of the Company's Chief Executive Officer. The Governance Committee also addresses executive compensation matters and administers the Company's stock-based incentive plans, including the Company's 1999 Stock Incentive Plan (the "1999 Plan"), and its predecessor plans with respect to options outstanding thereunder, a responsibility that until November 1999 was performed by the Compensation Committee. Stockholders may recommend nominees for consideration by the Governance Committee by submitting such recommendations, in writing, to the Committee in care of the Secretary of the Company. The Governance Committee met four times during the 2000 fiscal year. The Compensation Committee met three times during the 2000 fiscal year.

     The Finance Committee, among other things, evaluates and provides counsel on proposals for short and long-term financing for the Company and other financial transactions. The Finance Committee met five times during the 2000 fiscal year.

     The Board of Directors held six meetings during the 2000 fiscal year. No director of the Company during the last fiscal year attended fewer than 75% of the aggregate number of meetings of the Company's Board of Directors and of all committees of the Board on which he or she served.

  Compensation of Directors

     The directors of the Company (other than Mr. Assaf and Mr. Loof) receive annual compensation for their services based on a $30,000 per fiscal year retainer and an additional $3,000 for each meeting of the

Board of Directors (other than telephonic meetings) attended. Mr. Assaf receives annual cash compensation of $455,000 and certain benefits for all services to the Company in his capacities as consultant and director pursuant to a five-year consulting agreement that became effective August 12, 1996. Under the Company's Executive Salary Continuation Plan, Mr. Lineberger, who served as an officer of the Company until the end of calendar 1996, and Mr. Assaf are receiving annual retirement benefits of $130,000 and $455,000, respectively.

     In addition, the directors of the Company participate in either the Directors Stock Option Plan (the "Directors Plan") or the 1999 Plan. The Directors Plan currently provides for annual, non-discretionary grants of ten-year options to purchase 7,500 shares of Common Stock (after an initial grant to new directors participating in the Directors Plan of an option to purchase 20,000 shares) at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, and which are exercisable on a cumulative basis in three equal annual installments. In fiscal 2000, Messrs. Assaf, Breidenbach, Buffett, Hartman, Lineberger, Munro and Ray each received options to purchase 7,500 shares of Common Stock. Ms. Alker received an initial option to purchase 20,000 shares upon joining the Company as a director in June 2000. Mr. Loof participates in the 1999 Plan and, upon joining the Company in August 1999, received an option to purchase 375,000 shares of Common Stock. If the stockholders approve the proposed amendment to the Directors Plan at the Annual Meeting of Stockholders, the directors will receive annual grants of options to purchase 10,000 shares commencing on the date of such meeting.

     In 1989, the Company adopted a Board of Directors Retirement Plan for non-officer directors. In fiscal 1997, the directors decided to discontinue the Plan for the benefit of non-employee directors, although benefits for the existing participants who were members of the Board of Directors at that time will be paid in accordance with the terms of the Plan. The Plan provides for monthly payments over 15 years beginning upon the later of the attainment of age 60 or retirement from the Company, or upon the director's earlier death. Benefits under the Plan are 50% vested after five years of service and are vested an additional 10% for each year of service thereafter. Benefits are payable to the director's designated beneficiary or estate in the event of death. If the director dies while in office and prior to attaining the age of 60, the director's vested interest would be deemed to be equal to that which would have accrued had he remained in office until attaining that age. Annual benefits have been fixed by the Board of Directors or a committee thereof at $40,000 for Mr. Buffett and $25,000 for each of Mr. Ray, Mr. Hartman and Mr. Lineberger.

                             EXECUTIVE COMPENSATION

            REPORT OF THE GOVERNANCE AND THE COMPENSATION COMMITTEES

     The Governance Committee of the Board of Directors develops and implements the Company's compensation policies and administers the Company's stock-based incentive and compensation plans, including the 1999 Plan. It has responsibility for, among other things, reviewing and determining the cash compensation and other benefits of the Company's executive officers. The Governance Committee grants awards under the 1999 Plan to the Company's executive officers (and participating directors, if any), including stock-based long-term incentive compensation under the Company's Long-Term Incentive Programs ("LTIPs"). The Governance Committee has delegated to the Chief Executive Officer of the Company its authority to grant options to employees in certain circumstances.

     Until November 1999, when the Governance Committee assumed its compensation-related duties, the Compensation Committee of the Board of Directors performed such duties. In fiscal 2000, these Committees received from the Company's Chief Executive Officer recommendations with respect to compensation of the Company's other executive officers and met with him to evaluate such executives' performance and, at times, to discuss the bases for his recommendations. In addition, these Committees reviewed national compensation data for the industry as well as companies comparable in size and market capitalization to the Company, generated by independent consulting firms specializing in compensation and benefits. These Committees met without the Chief Executive Officer to evaluate his performance and to determine the compensation of all executive officers.

     The members of the Governance Committee provide the following report. The Compensation Committee, on which Messrs. Breidenbach, Buffett, Munro and Ray served, was dissolved in November 1999.

  Compensation Policy

     The Company's executive compensation programs are designed to attract and retain qualified leaders and motivate them to achieve the Company's short and long-term business objectives. The Company believes that the key to achieving such goals is to provide compensation that is competitive with the compensation packages provided by comparable companies and of which a high proportion is "at risk" for performance, in the form of annual incentive bonuses and long-term stock-based and cash incentives.

  Fiscal 2000 Performance

     The Company's overall performance in fiscal 2000 improved substantially over fiscal 1999. Earnings per share increased 123% over 1999, fueled by 65% growth in the Company's source-tagging business and a $17 million increase in its European operating income. The Company reported its highest level of quarterly sales ever in the fourth quarter of fiscal 2000, and recorded revenues of $1.1 billion in fiscal 2000, another Company milestone and an 8% increase over fiscal 1999. Based on these strong results, and on the Company's continuing commitment to the further development and acquisition of new products and technologies, the Company believes that it has a solid foundation for sustained future growth.

  Base Salary

     Base compensation for executive officers reflects both the individual's responsibilities and experience and the competitive salary ranges for executives with similar responsibilities in corporations with revenues comparable to those of the Company. The Committees relied on information from a variety of sources to determine competitive cash compensation ranges, including executive compensation surveys conducted by employee benefit consulting firms.

     Base salaries generally are modified annually as warranted by the performance of the Company or the applicable department or business unit, or by the performance of the executive officer or changes in his responsibilities. Mr. Loof's base salary in fiscal 2000, his first year as Chief Executive Officer, was fixed by his employment contract, and the fiscal 2000 base salaries of the Company's other executive officers were generally not higher than those in fiscal 1999.

  Bonuses

     The annual cash bonus component of an executive officer's compensation in fiscal 2000 depended upon his performance, that of the Company and, if the executive officer had responsibility for a particular department or business unit, the performance of that department or business unit. Generally, bonuses are intended to create incentives to improve the performance of an officer's department or business unit, and, in fiscal 2000, focused on the performance of such business units, as well as other criteria, including cash flow. The bonuses for the Company's executive officers with broad corporate responsibilities, such as the Chief Executive Officer and the Chief Financial Officer, are based largely on the financial performance of the Company overall, but also on such officers' efforts to implement the Company's major initiatives and their success in so doing. The Company believes that an executive officer's responsibility for the success of his business unit and of the Company increases as his duties expand. Accordingly, a larger proportion of a more senior executive officer's compensation generally will be variable, performance-based incentive compensation, compared to that of other executive officers. Bonuses awarded to Mr. Loof and the Company's other executive officers in respect of fiscal 2000 reflect the substantial progress made by the Company in such year.

  Stock-Based Incentives and Stock Ownership

     The Company believes that stock options are a very important component of executive compensation because they encourage an executive to remain in the Company's employ and link long-term rewards to stock price appreciation. The Governance Committee recognizes that such long-term incentives will motivate executives to balance pressures to manage for the short-term with the steps necessary to assure the Company's future vitality. Under the Company's regular stock option incentive program, options are granted periodically, generally on an annual basis, to executives.

     Awards granted under the Long Term Incentive Plans (LTIPs) are designed to serve as longer-term incentives than yearly option grants under the 1999 Plan and have not been made on an annual basis. In particular, options and/or restricted stock awarded under the terms of the LTIPs, which are established under the 1999 Plan, have longer vesting schedules (ten years) than is the case with other option grants to participants, with earlier vesting in whole or in part if certain long-term (three or four years) performance goals are achieved. Performance goals under the 1997 LTIP, which ended in fiscal 2000, were not achieved and, accordingly, there was no acceleration of vesting under such plan. A new three-year LTIP has been established, providing a cash component and a restricted stock component, with acceleration of vesting if certain performance goals have been achieved through fiscal year 2003.

     In determining the size of a grant to an executive officer or participating director under either the regular stock option incentive program or the LTIPs, the Governance Committee considers the number of shares (and amount of additional cash compensation, if a component of an LTIP) that would be thought to be a meaningful incentive for long-term performance, given the participant's position, responsibilities, level of cash and stock-based incentive compensation, and expected contributions, based in part on industry surveys, as well as the recommendations of employee benefits consultants who have studied such compensation at comparable companies.

     The Company also believes that its directors and officers should own outright a meaningful number of shares of the Company's stock in order to ensure that stockholders' interests are given appropriate consideration in the course of conducting the Company's business. Accordingly, the Company in July 1997 adopted guidelines for the levels of stock ownership recommended for its directors and executive officers. Directors are expected to have invested in the Company's Stock, over the three-year period following the later of the adoption of the policy or joining the Board, an amount equal to five times their annual retainer. The Company's chief executive officer is expected to have invested in the Company's stock an amount equal to his base salary within two years, and twice his base salary within five years, after assuming such position. Those executive officers with the title vice president or higher are expected to have invested in stock an amount equal to their base salaries within five years after adoption of the policy or assuming such position.

  Internal Revenue Code Section 162(m)

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in excess of $1,000,000 per year. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, the Company has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, notwithstanding the Company's general policy, the Governance Committee retains the authority to authorize compensation that may not be deductible if it believes that it is in the interest of the Company to do so. Other elements of compensation, including perquisites and cash and other bonuses, even those based on performance, may also cause a covered executive officer's income to exceed deductible limits.

  Additional Factors Relating to CEO's Compensation

     The Committee measured Mr. Loof's performance in fiscal 2000 by the standards described above and with consideration of his role and success in leading the Company into a new period of growth. Mr. Loof has had responsibility for improving the Company's results of operations generally and, among other things, carrying out the Company's initiatives to develop new products and deliver services that fully meet customers' needs, to integrate and improve the profitability of Sensormatic's European operations, and to establish a profitable global services unit.

                              GOVERNANCE COMMITTEE
                           John T. Ray, Jr., Chairman
                              Fred A. Breidenbach
                               Thomas V. Buffett
                              James E. Lineberger
                                J. Richard Munro

           GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company established a Stock Purchase Loan Plan (the "Loan Plan") in 1979 under which officers, directors and certain designated key employees may borrow an amount equal to the purchase price of shares of the Company's Common Stock purchased upon exercise of their respective stock options ("Option Shares") and an amount approximating the amount of income tax liability resulting from the exercise of such options. Under the Loan Plan, loans generally bear interest at the rate of 4% per annum, payable annually. Loans are required to be secured and to comply with Federal Reserve margin requirements, to the extent applicable. The loans generally are due within five years after the date of the loan, upon cessation of employment or upon the sale of the Option Shares, whichever occurs first. (Information regarding loans to directors and executive officers under the Loan Plan is set forth below under "Stock Purchase Loan Plan.")

                           SUMMARY COMPENSATION TABLE

     The following table shows compensation for services rendered in all capacities to the Company and its subsidiaries during fiscal 2000, 1999 and 1998 by each of the individuals who served as the Chief Executive Officer of the Company at any time during fiscal 2000 and by the next four highest-paid executive officers of the Company.

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                ANNUAL COMPENSATION           ---------------------
                                         ----------------------------------   RESTRICTED
                                                               OTHER ANNUAL     STOCK      OPTIONS/    ALL OTHER
                                         SALARY       BONUS    COMPENSATION     AWARDS       SARS     COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     ($)         ($)         ($)           ($)         (1)          ($)
---------------------------       ----   -------     -------   ------------   ----------   --------   ------------
Per-Olof Loof...................  2000   409,791     685,080     707,841(3)       --       375,000            --
  President and                   1999        --          --          --          --            --            --
  Chief Executive Officer         1998        --          --          --          --            --            --

Robert A. Vanourek..............  2000    73,789(2)   61,385(2)        --         --            --       762,577(4)(7)
  Former President and            1999   498,751          --          --          --       157,814         5,606(5)(6)(7)
  Chief Executive Officer (2)     1998   492,356          --          --          --        42,186         3,797(5)(6)(7)

Garrett E. Pierce...............  2000   355,962     291,600          --          --        40,000         6,800(6)(7)
  Former Executive Vice           1999   350,002     100,000          --          --        50,000         5,606(5)(6)(7)
  President, and Chief            1998   341,924      50,000          --          --        40,000         3,797(5)(6)(7)
  Financial Officer(8)

Jerry T. Kendall................  2000   245,313     200,000          --          --        45,000         6,800(6)(7)
  Executive Vice President        1999   226,300     100,000          --          --        35,000         5,606(5)(6)(7)
  of the Americas                 1998   223,079      95,000          --          --        25,000         3,797(5)(6)(7)

Kenneth W. Chmiel...............  2000   232,092     195,000          --          --        30,000         6,800(6)
  Senior Vice President of        1999   216,242      65,000          --          --        25,000         4,763(5)(6)
  Supply Chain Operations         1998   191,020      41,000          --          --        50,000            --
  and EAS

John P. Smith...................  2000   247,942     225,000          --          --        25,000            --
  Executive Vice President of     1999   162,555     110,000          --          --        60,000            --
  Europe, Middle East, Africa     1998        --          --          --          --            --            --
  and Asia Pacific (EMEA)

---------------

(1) See footnote 1 to the table "Option Grants in Last Fiscal Year" for summary terms of options granted.
(2) Mr. Vanourek retired from the Company as of August 23, 1999. His fiscal 2000 salary, bonus and other annual compensation reflects amounts paid with respect to the period from July 1, 1999 to August 23, 1999.
(3) Of this total, $77,373 represents tax equalization payments made to Mr. Loof, along with $346,492 for relocation fees and $250,000 of loan forgiveness in connection with his purchase of a home in the Boca Raton, Florida, area, pursuant to his employment agreement with the Company.
(4) Represents amounts paid after August 23, 1999 pursuant to the severance arrangements under Mr. Vanourek's employment agreement with the Company (see below).
(5) Includes contributions made in 1998 by the Company under its Employee Stock Ownership Plan ("ESOP"), a qualified defined contribution plan under the Internal Revenue Code, to or for the benefit of eligible employees, including the eligible named executive officers. Under the ESOP, the Company had made an annual contribution to a trust fund for the benefit of participants in an amount determined by the Board of Directors. Fund assets are required to be invested primarily in the Company's Common Stock. The trust fund holds shares which it previously acquired from the Company and paid for by delivery of a promissory note of the ESOP's trustee. Principal and interest of the note were payable from the proceeds of the Company's annual contributions. As the indebtedness was retired, a proportionate amount of the purchased shares was allocated to the accounts of eligible employees under such plan. With the contributions made by the Company for fiscal 1998, the promissory note obligation was fully discharged and no further contributions have been made under the ESOP.
(6) Includes contributions made by the Company under its SensorSave Plan ("SSP"), a qualified defined contribution plan under the Internal Revenue Code, to or for the benefit of eligible employees, including the eligible named executive officers. Under the SSP, the Company makes both annual contributions as determined by the Board of Directors and, pursuant to the portion of the SSP that is a 401(k) plan, contributions matching a proportion of participating employees' voluntary contributions. In fiscal 2000, the Company contributed $6,800 to the accounts of each of Messrs. Pierce, Kendall and Chmiel, respectively.
(7) Prior to the adoption of the Supplemental Executive Retirement Plan for Vice President Level Employees and Officers, a non-qualified defined benefit plan (the "SERP") in July 1998, the Company had maintained a Senior Executive Defined Contribution Retirement Plan (the "Senior Executive Plan"), a non-qualified target benefit defined contribution plan, for designated officers of the Company. For a description of such plans and benefit levels under the Senior Executive Plan for Messrs. Kendall, Pierce and Vanourek see "Computation of Benefits" below.
(8) Mr. Pierce resigned from the Company as of August 8, 2000.

     Mr. Vanourek retired from the Company in August 1999. In connection therewith, pursuant to the terms of his employment agreement with the Company, Mr. Vanourek has received or is receiving: (i) $498,751 per annum (his previous base salary) for a period of 24 months following the termination of his employment (the "Continuation Period") and $798,000 (an amount equal to double his targeted bonus for fiscal 2000), all payable in equal biweekly installments over the Continuation Period, (ii) subject to certain conditions, continued participation in certain insurance plans and employee benefit plans or programs in which Mr. Vanourek was participating on the date of termination of his employment until the end of the Continuation Period, and (iii) certain other benefits under other plans of the Company, including his vested benefits under the Company's Senior Executive Plan.

     Mr. Pierce resigned from the Company in August 2000. In connection therewith, pursuant to the terms of his arrangements with the Company, Mr. Pierce has received his accrued salary through such date and accrued bonus for fiscal 2000, and the period for exercise of his vested options has been extended through December 31, 2000. In addition, Mr. Pierce will receive his vested benefits under the Senior Executive Plan.

     The Company also has an employment agreement with Mr. Loof, pursuant to which Mr. Loof currently receives a base salary of $495,000 per annum and receives bonus compensation targeted at not less than approximately 65% of his annual base salary each fiscal year. Currently his bonus compensation is targeted at 80% of such annual base salary. In addition, pursuant to the agreement, the Company loaned Mr. Loof $1,000,000, interest free, in connection with his purchase of a home in the Boca Raton, Florida, area, which loan will be forgiven at the rate of 25% per year provided that Mr. Loof continues to be employed by the Company. The agreement also provides for Mr. Loof's participation in the Company's benefit plans for executives and provides for an accelerated vesting schedule of benefits under the SERP. If his employment terminates under certain circumstances, Mr. Loof is entitled to severance (including the loan forgiveness) for the balance of the initial four-year term of the employment agreement or for 24 months following such termination, whichever period is longer.

     The Company also has employment agreements with each of Messrs. Chmiel, Kendall and Smith. Under each such agreement, if the employee's employment is terminated under certain circumstances, then such terminated employee would receive severance in the form of payment of base salary for a period of 18 months following such termination (unless the employee procures full time employment, in which case the base salary shall be paid for a shortened period). In addition, the agreements provide for a period after termination within which to exercise vested stock options, and the continuation of participation in medical coverage and other benefits in accordance with applicable group plans and programs of the Company. The employment agreements with Messrs. Chmiel, Kendall and Smith also provide for each of them to disclose and assign to the Company certain discoveries, to maintain in confidence confidential information of the Company and prohibit certain competitive activities for limited periods.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to options granted to each person named in the Summary Compensation Table during fiscal 2000 In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains that would exist for the options granted, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The named officers will realize no gain on these options unless the price of the Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. No stock appreciation rights have been awarded by the Company.

                                               INDIVIDUAL GRANTS
                               --------------------------------------------------
                                             PERCENT OF
                                                TOTAL
                                              OPTIONS/                               POTENTIAL REALIZABLE VALUE AT
                                OPTIONS         SARS                                 ASSUMED ANNUAL RATES OF STOCK
                                  SARS       GRANTED TO                                  PRICE APPRECIATION FOR
                               GRANTED IN   EMPLOYEES IN    EXERCISE                         OPTION TERM(2)
                                 FISCAL        FISCAL       OR BASE    EXPIRATION   --------------------------------
NAME                            YEAR(1)        YEAR(%)      PRICE($)      DATE         5%($)              10%($)
----                           ----------   -------------   --------   ----------   -----------        -------------
Per-Olof Loof................    375,000        19.48        12.594      8/23/09      2,970,100            7,526,800
Robert A. Vanourek...........         --           --            --           --             --                   --
Garrett E. Pierce............     40,000         2.08         12.50     10/01/09        314,500(3)           796,900(3)
Jerry T. Kendall.............     45,000         2.34         12.50     10/01/09        353,800              896,500
John P. Smith................     25,000         1.30         12.50     10/01/09        196,500              498,000
Kenneth W. Chmiel............     30,000         1.56         12.50     10/01/09        235,800              597,700
All executive officers.......    687,500        35.71         12.75                   5,512,700           13,970,100
All optionees
  (participants)(4)..........  1,925,234       100.00        13.113                  15,876,800           40,235,000
All Stockholders'
  Potential Realizable Value
  at Assumed Growth
  Rates(5)...................                                                       651,774,045        1,651,723,400

---------------

(1) All options granted during the period were non-qualified options granted pursuant to the 1999 Stock Incentive Plan (the "1999 Plan") at fair market value on the date of grant. Options granted to the named executives and other officers of the Company have terms of ten years; options granted to other employees of the Company have terms of five years. Options granted under the Company's 1999 Plan and predecessor Stock Incentive Plans, generally become exercisable on a cumulative basis in three equal annual installments, commencing on the first anniversary of the date of grant.
(2) The potential realizable value of these options is based solely on an assumed annual rate of appreciation of the base prices thereof. It does not take into account the fact that current Common Stock prices may be significantly below such base prices, nor does it take into account any taxes or other expenses that might become payable as a result of exercise. The Company expresses no opinion and makes no representation that this level of appreciation will, in fact, be realized.
(3) These options expired unvested when Mr. Pierce resigned from the Company in August 2000 and accordingly, the potential value of such options cannot be realized.
(4) Calculated based on the weighted average exercise price of all options granted during fiscal 2000 ($13.113), and assuming all options have a term of ten years.
(5) Calculated based on the weighted average exercise price of all options granted during fiscal 2000 ($13.113), and assuming stock price appreciation at the indicated rates over ten years, the same period used to calculate the individuals' potential realizable value.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table sets forth as to each person named in the Summary Compensation Table the specified information with respect to their option exercises during fiscal 2000 and the status of their options at June 30, 2000.

                                                                                          VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED             IN-THE-MONEY(2)
                               NUMBER OF                  OPTIONS/SARS AT FISCAL            OPTIONS/SARS AT
                                SHARES       VALUE               YEAR-END                FISCAL YEAR-END($)(3)
                              ACQUIRED ON   REALIZED   ----------------------------   ----------------------------
NAME                           EXERCISE      ($)(1)    EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
----                          -----------   --------   -----------   --------------   -----------   --------------
Per-Olof Loof...............        --           --             --      375,000              --       1,212,863
Robert A. Vanourek..........    80,396      484,521        570,334      199,270           2,938         854,868
Garrett E. Pierce(4)........        --           --        243,333      147,469         204,531         455,310
Jerry T. Kendall............        --           --        103,333      114,277         149,245         378,331
John P. Smith...............        --           --         20,001       64,999         191,569         466,320
Kenneth W. Chmiel...........        --           --         41,667       63,333         161,332         290,463

---------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may become payable in respect of the sale of any such shares.
(2) "In-the-money" options are options whose exercise price was less than the market price of Common Stock at June 30, 2000.
(3) Based on a stock price of $15.8281 per share, which was the closing price of a share of Common Stock reported on the New York Stock Exchange on June 30, 2000.
(4) Mr. Pierce's nonexercisable options expired on August 8, 2000.

                               PENSION PLAN TABLE

     The following table sets forth the approximate annual benefits (before reductions described below) payable for the following pay classifications and years of service under the Supplemental Executive Retirement Plan for Vice President Level Employees and Officers, a non-qualified defined benefit plan (the "SERP") as described below, when an executive retires at the normal retirement age (62).

   REMUNERATION             YEARS OF SERVICE
------------------      ------------------------
     AVERAGE
FINAL COMPENSATION         5          10 OR MORE
------------------      --------      ----------
    $  200,000          $ 25,000       $100,000
    $  250,000          $ 31,250       $125,000
    $  300,000          $ 37,500       $150,000
    $  350,000          $ 43,750       $175,000
    $  400,000          $ 50,000       $200,000
    $  500,000          $ 62,500       $250,000
    $  600,000          $ 75,000       $300,000
    $  700,000          $ 87,500       $350,000
    $  800,000          $100,000       $400,000
    $  900,000          $112,500       $450,000
    $1,000,000          $125,000       $500,000
    $1,200,000          $150,000       $600,000
    $1,400,000          $175,000       $700,000
    $1,600,000          $200,000       $800,000
    $1,800,000          $225,000       $900,000

     The years of credited service as of June 30, 2000 for the executive officers named on the Summary Compensation Table are as follows: Per-Olof Loof -- 0; Robert A. Vanourek -- 3; Garret E. Pierce -- 5; Jerry T. Kendall -- 9; Kenneth W. Chmiel -- 2; and John P. Smith -- 1.

  Computation of Benefits

     The Company's key executive officers generally participate in the Company's SERP, established in July 1998 and amended in August 2000. A participant under the SERP would receive an annual retirement benefit for 15 years generally equal, when fully vested and after 10 years of benefit service, including three years as a key executive, to 50% of the participant's final average compensation (i.e., base salary, bonus and/or commissions) for the three highest compensation years out of the final five years of employment (formerly five out of 10), reduced by certain adjustments relating to the employer match contributions under the Company's Sensor Save Plan and by 100% of the participant's annual Social Security benefits payable at normal retirement age (age 62). Such benefits vest, subject to proportionate reduction for less than 10 years (formerly 15 years) of benefit service, over a 10-year vesting schedule, 30% at the end of three years and 10% per year thereafter. Benefits are normally in the form of a 15-year certain annuity, commencing when the participant has attained the age of 62 or retires thereafter. Under the SERP, benefits may also be in an optional form if approved by the Company, the amount of which would be the actuarial equivalent of said annuity. Benefits are also payable on death or disability, subject to certain additional rules. Upon a change in control of the Company, the participant's retirement benefit would become 100% vested.

     The SERP replaced the Senior Executive Defined Contribution Retirement Plan (the Senior Executive Plan), which was a non-qualified target benefit defined contribution plan for designated officers. The SERP provides that executive officers previously participating in the Senior Executive Plan would receive retirement benefits no less favorable than those under the Senior Executive Plan. A participant under the Senior Executive Plan would receive an annual retirement benefit equal to the lesser of (i) the benefit targeted for such participant by the Board of Directors or (ii) the benefit which could be paid based upon such participant's theoretical investment account under the Senior Executive Plan, the annual yield of which would be determined by the chief executive officer of the Company, subject to the approval of the Board of Directors or a committee thereof, in each case multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits under the Senior Executive Plan generally vested over a 15-year schedule, but a participant with ten or more years of service and who was employed by the Company immediately prior to his normal retirement was deemed to be 100% vested upon retirement. Benefits were payable in monthly installments for 15 years after the later to occur of the participant's attaining the retirement age of 60 or his actual retirement from employment with the Company, or, if earlier, the participant's death. Upon a change in control of the Company, the participant's targeted benefit under the Senior Executive Plan would become 100% vested. The Company had purchased life insurance policies on certain participants, the death benefits or cash surrender value of which it anticipated would reimburse the Company for its obligations under the Senior Executive Plan. The Company made no premium payments or other contributions toward the funding of benefits under the Senior Executive Plan for the named executive officers during fiscal 1998 and 1999. Certain of such insurance policies have been relinquished, with the Company recovering the cash surrender values thereof. Each of Messrs. Vanourek, Pierce and Kendall participated in the Senior Executive Plan. Under such Plan, assuming Mr. Kendall's vested interest were 100% upon attaining retirement age, and the last target benefit determined by the Board of Directors were applicable, Mr. Kendall would be expected to receive annual retirement benefits of $112,500. The employment agreement of Mr. Vanourek provided for an accelerated vesting schedule of benefits under the Senior Executive Plan. Pursuant to his employment agreement, upon attaining retirement age, Mr. Vanourek would receive annual retirement benefits under such Plan of $290,625. Under the Senior Executive Plan, Mr. Pierce would receive annual retirement benefits of $56,250.

                               PERFORMANCE GRAPH

     The Securities and Exchange Commission (the "SEC") requires the Company to present a line graph comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index (the "S&P 500") (or another broad-based index) and either a nationally-recognized industry standard or a group of peer companies selected by the Company. The Company has selected, for purposes of this performance comparison, six public companies (the "Self-Constructed Peer Group") believed to offer security products or services similar to those offered by the Company, and the provision of which products or services represents a significant portion of their respective businesses. A list of these companies follows the graph below. The graph assumes that $100 was invested on June 1, 1994, in each of the Common Stock, the S&P 500 and the Self-Constructed Peer Group (weighted on the basis of capitalization), and that all dividends were reinvested.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                   AMONG SENSORMATIC ELECTRONICS CORPORATION,
                      THE S & P 500 INDEX AND A PEER GROUP

                                                       SENSORMATIC
                                                       ELECTRONICS
                                                       CORPORATION                 PEER GROUP                   S & P 500
                                                       -----------                 ----------                   ---------
1995                                                     100.00                      100.00                      100.00
1996                                                      46.62                      185.36                      126.00
1997                                                      37.16                      189.68                      169.73
1998                                                      40.41                      157.77                      220.92
1999                                                      40.23                      149.58                      271.19
2000                                                      45.69                      132.19                      290.85

     The Self-Constructed Peer Group consists of the following companies: Burns International Services Corp. (formerly Borg-Warner Security Corp.); Checkpoint Systems, Inc.; Diebold, Incorporated; Vicon Industries, Inc. and The Wackenhut Corporation. In its proxy statement for the 1999 Annual Meeting of the stockholders of the Company, the Company also included Pittway Corp. as a member of the Self-Constructed Peer Group. The Company has omitted Pittway Corp. from the Self-Constructed Peer Group since Pittway Corp. merged into Honeywell International Inc. in February 2000.

  Agreements Relating to Change in Control

     The Board of Directors, in 1988, authorized the Company to enter into agreements (the "Agreements") providing for certain protections and benefits for all executive and certain other officers in connection with a change in control of the Company. The Agreements, among other things, protect the value of stock options held by such persons, protect their retirement benefits, provide for severance compensation in the event of certain terminations of service and provide, in certain cases where the Company is acquired at a premium over the market price for the Common Stock, for a bonus based on such premium. In 1998, these Agreements were reviewed and updated in order to conform the Agreements to the Company's current compensation practices, establish uniform treatment in the Agreements of officers at comparable levels and clarify certain provisions. Agreements were also entered into with executive officers who joined the Company in recent years. As used herein, the "Agreements" shall refer to the current form thereof following such review and updating.

     For purposes of the Agreements, a "change in control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will be deemed to have occurred if (a) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company; (b) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any other corporation or entity, unless the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, (i) if the Company is the surviving corporation in such transaction, 60% or more of the combined voting power of the Company's outstanding voting securities as well as 60% or more of the total market value of the Company's outstanding equity securities,
(ii) if the Company is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (iii) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such stockholders owned shares of the Company prior to such transaction; (c) the Company adopts a plan of complete liquidation or winding-up of the Company; (d) the stockholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or (e) a change of more than 25% in the composition of the Board of Directors occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

     Under the Agreements, upon the occurrence of a change in control, all stock options become fully exercisable, and any deferred vesting or forfeiture provisions applicable to restricted stock or other stock awarded to the officer under a Company plan ("Award Shares") are without further force or effect. In addition, in the case of an acquisition of 50% or more of the Company's voting securities, or in connection with the approval by the Board of Directors of a merger or certain other transactions or in certain other events which would or do result in the elimination of the Common Stock from, or a cessation of trading of the Common Stock in, a nationally recognized market, the Company may be required by the officers to purchase Company options or stock (or securities issued in exchange therefor pursuant to the change in control) held by them at the highest price per share paid in connection with the change in control, less, in the case of unexercised options, the exercise price (or, in the case of shares previously acquired upon exercise of options or Award Shares, a price equal to the cost of such option shares or Award Shares (including related tax costs), if greater).

     The Agreements provide for the protection of compensation levels and benefits during an attempted change in control and for three years following the change in control. In addition, the Agreements provide for severance compensation in amounts commensurate with previous annual compensation in the event of certain terminations of service with the Company following a change in control. Severance payments would be payable generally for a period of up to 36 months, but not less than 18 or 24 months (as specified in the respective Agreements), in the event of involuntary termination of service (other than for cause, as defined in the Agreements) within 36 months following a change in control deemed "non-approved" by the Board of Directors. Involuntary termination is defined to include resignation following a material change in responsibilities, a reduction in compensation or relocation. In the case of the chief executive officer of the Company, equal amounts would be payable following an "approved" change in control and irrespective of the manner of termination (other than for cause). For other officers generally, severance payments would be payable for varying periods, depending on the level of the officer, of six months to 24 months in the event of voluntary termination of service following a "non-approved" change in control, and 12 months to 30 months in the event of involuntary termination of service following an "approved" change in control. Also, in the case of a voluntary termination of service following an approved change of control, the chief executive officer would be required to provide consulting services to the Company during a portion of the period such officers receive severance compensation.

     The Agreements also provide, in the event of termination of service of the officer following a "non-approved" change in control, that the Company pay to such officer an amount equal to the non-vested portion of his accounts under the Company's employee retirement plans (other than the Executive Salary Continuation Plan (the "ESCP") or the Supplemental Executive Retirement Plan (the "SERP")). With respect to the ESCP and the SERP, in such event, the Company is required to fund fully the benefits payable under such plans (after giving effect to the change of control provisions in such plans) such that their ultimate payment is assured beyond a reasonable doubt, unless such funding would result in "constructive receipt" of such benefits resulting in taxable income to the officer, in which event the Company would be required to pay such benefits in a lump sum, discounted to present value. Following any such termination which is involuntary, the non-competition provisions included in such plans would have no force or effect as to the terminated officer.

     The Agreements further provide, in the event of a change in control involving the acquisition of 50% or more of the Company's voting securities, or a merger or other transaction affecting the market in the Common Stock as described above, for the payment of bonuses if the stockholders receive a substantial premium over the market price of the Company's Common Stock. The amounts of such bonuses are directly related to, and increase in relation to increases in, the percentage of such premium.

     The Agreements and the employment agreements between certain other officers and the Company, further provide that if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed.

     Pursuant to the Agreements, the officers are obligated to continue to make their services available to the Company during an attempted change in control and for six months following a change in control.

     In 1988 and 1989, the Company also entered into agreements similar to the Agreements described above with certain non-executive officers, other key employees and then-directors. Certain other officers and other key employees of the Company have also been granted agreements providing for certain benefits following a "non-approved" change in control.

     The Agreements entered into with Messrs. Assaf and Lineberger, as executive officers, in 1988, remain in effect, and have been similarly updated. In addition, updated agreements, providing for benefits relating to stock options, acquired option shares and Award Shares and protection of retirement and health insurance benefits, if any, similar to those afforded to the Company's officers under the Agreements, have been entered into with Messrs. Breidenbach, Buffett, Hartman, Munro and Ray.

     The Board of Directors of the Company believes that the Agreements will help assure management's continued dedication to their duties to the Company notwithstanding the occurrence of any change in control and in particular, will enable management to assess objectively and impartially, and advise the Board of Directors with respect to, any proposal received by the Company regarding a change in control. In addition, such agreements will help assure continued services to the Company by management and other key personnel.

  Stock Purchase Loan Plan

     Under the Company's Stock Purchase Loan Plan established to facilitate the exercise of stock options, Mr. Assaf and Mr. Lineberger had loans outstanding during the fiscal year ended June 30, 2000. Mr. Assaf's loan was outstanding in the maximum amount of $1,781,648 during fiscal 2000 and is currently outstanding in that amount. Mr. Lineberger's loan was outstanding in the maximum amount of $1,585,527 during fiscal 2000 and is currently outstanding in that amount.

  Transactions with Management

     The Company holds a June 30, 1995, promissory note of TSI Security Acquisition Corp. ("TSI"), a company in which Mr. Lineberger was the principal lender, in the principal amount of $109,789. The note is due in 2000, bears interest at the rate of 10% per annum and is subordinate to other indebtedness of TSI borrowed for working capital purposes. The Company has concluded that the loan is uncollectible, as TSI is insolvent.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports, all of the Company's directors and officers timely filed all reports required with respect to fiscal 2000.

  Certain Legal Proceedings

     In April 1998, the Company, certain former Company officers and Ronald G. Assaf, the Company's non-executive Chairman of the Board and former Chief Executive Officer, entered into agreements, without admitting or denying any wrongdoing, with the SEC to resolve an SEC investigation, which was described in previously-filed periodic reports of the Company. Pursuant to the agreements, the SEC instituted and simultaneously settled several enforcement actions. Generally, the SEC alleged in an administrative proceeding that the Company violated the antifraud, reporting, internal controls and books and records provisions of the federal securities laws from at least July 1, 1993 through July 10, 1995. Specifically, the SEC alleged, among other things, that during that period the Company improperly recognized and recorded revenue in one quarter from product shipped to customers in the next quarter and misstated its quarterly earnings in certain financial statements contained in periodic reports and registration statements. As part of its settlement, the Company agreed to an Order of the SEC that it will not in the future violate certain periodic reporting, books and records, internal controls and antifraud provisions of the Federal securities laws. There were no penalties imposed upon the Company.

     In its related civil injunctive complaint, the SEC alleged, among other things, that, during the relevant period, certain former officers of the Company, other than Mr. Assaf (see below), knew of certain improper revenue recognition practices and condoned or directed those practices, and knew that certain Company periodic reports filed with the SEC were false and misleading. Those officers agreed, without admitting or denying any wrongdoing, to, among other things, final judgments or orders prohibiting them from violating certain antifraud provisions and certain record keeping and periodic reporting provisions of the Federal securities laws and ordering certain of them to pay civil penalties. Further, the SEC alleged, among other things, in the civil complaint that, during the relevant period, Mr. Assaf knew of certain improper recognition practices and knew or was generally aware that certain Company periodic reports filed with the SEC were false and misleading. Mr. Assaf agreed, without admitting or denying any wrongdoing, to a civil final judgment enjoining him from future violations of certain record keeping and periodic reporting provisions of the Federal securities laws and ordering him to pay a civil penalty of $50,000.

                PROPOSAL TO AMEND THE 1999 STOCK INCENTIVE PLAN
                   TO INCREASE THE NUMBER OF SHARES AVAILABLE
                            FOR ISSUANCE THEREUNDER

  General

     In early fiscal 1999, the Company and its stockholders approved the 1999 Stock Incentive Plan (the "1999 Plan") and authorized 3,650,000 shares of Common Stock for issuance thereunder. As of September 26, 2000, approximately 2,682,000 shares remained available for issuance in connection with future grants under the 1999 Plan.

     In August 2000, the Board of Directors approved an amendment to the 1999 Plan, subject to stockholder approval, to increase the number of shares of Common Stock of the Company that may be issued under the 1999 Plan by 3,400,000 shares. This amendment is now being submitted to the stockholders for approval.

     The Board of Directors recommends approval of the amendment. The purpose of the 1999 Plan is to aid the Company in attracting, retaining and motivating officers, key employees and directors by providing them with incentives for making significant contributions to the growth and profitability of the Company. The 1999 Plan is designed to accomplish this goal by giving participants a proprietary interest in the success of the Company, through the grant of stock options and other incentive awards. The amendment, if approved, would increase the total number of shares authorized for issuance under the 1999 Plan to 7,050,000, and leave approximately 6,082,000 shares available for future grants. The Board of Directors believes that this additional share reserve is necessary to permit the Company to make available competitive long-term incentives for Plan participants to improve the Company's performance and thereby create stockholder value.

     Set forth below is a brief description of the principal features of the 1999 Plan.

  General Terms

     The 1999 Plan authorizes the Company to grant awards in the form of stock options, both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and non-qualified stock options, SARs and awards payable in stock, restricted stock or cash. All of such awards may be granted singly, in combination or in tandem, or in substitution for awards granted previously under the 1995 Plan or any other plan of the Company. In addition, the 1999 Plan permits the Company to extend dividend equivalency rights to awards made thereunder. The payment or exercise of any awards, including stock options, under the 1999 Plan may be conditioned on the satisfaction of various criteria, such as the achievement of specific business objectives, attainment of growth rates and other comparable measurements of the Company's performance. While some or all of the other types of awards referred to above may be made from time to time, the Company has principally granted stock options under the 1999 Plan and its predecessor plans and has also granted restricted stock awards under its Long-Term Incentive Programs under the 1995 Plan and recently under the 1999 Plan.

     The 1999 Plan terminates in November 2008. The number of shares presently authorized for issuance thereunder is 3,650,000, plus such additional number of shares as becomes available under the 1995 Plan and the 1989 Plan by reason of the forfeiture of awards granted thereunder or their cancellation or expiration without exercise (other than in connection with a repricing of options by an exchange to that effect, unless the stockholders approve such repricing). Shares related to awards (or portions thereof) under the 1999 Plan that are forfeited, cancelled or terminated, expire unexercised, are surrendered in exchange for other awards, or are settled in cash in lieu of shares or in any other manner such that shares covered by an award are not and will not be issued, will be restored to the total number of shares available for issuance pursuant to awards granted under the 1999 Plan, unless such awards are cancelled in connection with an exchange for options issued at a lower price or the stockholders otherwise approve such exchange (see also the discussion of the Company's adoption of a policy against repricing below). The aggregate number of shares issuable pursuant to options, or which may be used as a basis for SARs, granted to any individual participant under the 1999 Plan is limited to 1,500,000 shares during any three consecutive fiscal-year periods, subject to proportional adjustments as described below.

     The 1999 Plan provides that, in the event of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, proportional adjustments will be made in (a) the number of shares of the Company's Common Stock (i) reserved for issuance under the 1999 Plan, (ii) available for options or other awards and for issuance pursuant to options, or upon which SARs may be based, for individual participants, and (iii) covered by outstanding awards; (b) the prices related to outstanding awards; and (c) the appropriate fair market value and other price determinations for such awards. In addition, equitable adjustments will be made in the event of any other change affecting the Company's Common Stock or any distribution (other than normal cash dividends) to stockholders of the Company.

     The 1999 Plan provides that it shall be administered by a Committee designated by the Board of Directors (the "Committee"), consisting of at least two directors who are not officers or employees of the Company or any of its subsidiaries. The Committee has the authority, among other things, to: grant awards; determine the terms, conditions and limitations of awards (including any applicable performance criteria); establish rules, procedures, regulations and guidelines relating to the 1999 Plan generally; and to interpret the 1999 Plan and award agreements entered into pursuant to the Plan. The Committee has the authority to delegate, and has delegated to the Chief Executive Officer of the Company, the authority to select eligible employees (other than the President or any Vice President of the Corporation) to be participants in the Plan and to grant options to such participants of not more than 10,000 shares in any fiscal year period to any such participant, subject to the terms and conditions of the Plan, certain other limitations imposed on the authority of the Chief Executive Officer by the Committee and reporting such option grants to the Committee.

     Officers, key employees and directors who are also officers or employees of the Company or its subsidiaries or who have been designated by the Board of Directors of the Company as eligible to receive awards under the 1999 Plan, are eligible to participate in the 1999 Plan. Key employees are those employees who hold positions of responsibility and/or whose performance, in the judgment of the Committee, can have a significant effect on the growth and profitability of the Company. The number of persons who are currently eligible to participate in the 1999 Plan is estimated to be 1,250.

     Generally, a 1999 Plan participant may exercise or receive payment of an award while employed by or associated with the Company or a subsidiary of the Company, and for a limited period after termination of employment, other than for cause, the length of which depends upon whether the participant was a senior executive officer, an executive officer or employee and upon whether the termination other than for cause was involuntary, voluntary or due to retirement, but not beyond the original term of the award. Options granted under the 1999 Plan generally have a term of five or ten years. Under particular circumstances, and subject to restrictions and limitations imposed by the Committee, the Committee may permit additional exercise by, or payment to, participants who have retired or become disabled, or who otherwise have had their employment or association with the Company or a subsidiary thereof terminated. In addition, if a participant dies while still employed or associated with the Company or a subsidiary thereof, the estate, heirs or beneficiaries of the deceased participant may, subject to restrictions and limitations imposed by the Committee, exercise or receive payment in respect of awards held by the participant at the time of death. In general, awards granted under the 1999 Plan are not assignable or transferable by a participant, except under the limited circumstances contemplated by the 1999 Plan.

     The exercise price of an option granted under the 1999 Plan will be not less than the fair market value of the Company's Common Stock on the date of grant, as defined in the 1999 Plan. (The closing sales price of a share of the Company's Common Stock was $15.12 on September 28, 2000, as reported on the New York Stock Exchange.) The exercise price of an option must be paid in full in cash, or arrangements, satisfactory to the Committee, for payment in full in cash made at the time of exercise, or, if permitted by the Committee, may be paid in whole or in part by (a) tendering shares of Common Stock or surrendering another award granted under the Plan or another benefit plan of the Company, (b) delivering a promissory note issued by the participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Committee, or (c) any other means acceptable to the Committee. In order to enable the Company to satisfy any tax payment obligations resulting from any exercise of, or other payment on, an award under the Plan, the Company has the right, among other things, to withhold an appropriate amount from such payment or to withhold an appropriate number of shares of the Company's Common Stock receivable by the participant, for payment thereof.

     In March 1998, the Board of Directors adopted a policy that the Company would not, without the approval of the stockholders, reprice options issued under a stock-based incentive plan, or otherwise exchange options issued at a lower price for options previously issued having a higher exercise price, unless the higher-priced options are extinguished and no longer available for grant. In addition, the Board agreed that stock option plans adopted by the Company in the future would require stockholder approval for any such repricing or exchange. Accordingly, the 1999 Plan does not permit the repricing of options issued thereunder by amendment of outstanding options or by exchange unless the higher-priced options are extinguished and no longer available for grant, or the stockholders otherwise approve such amendment or exchange.

     The 1999 Plan may not, without the approval of the stockholders as set forth therein, be amended to (i) increase materially the aggregate number of shares of the Company's Common Stock that may be issued under the 1999 Plan (except for adjustments pursuant to the 1999 Plan in connection with a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, as described above), (ii) increase the aggregate number of shares that may be issued to any individual participant during any three consecutive fiscal-year periods pursuant to options, or which are used as a basis of SARs, granted under the 1999 Plan, (iii) modify materially the eligibility requirements of the 1999 Plan or (iv) permit the repricing of options issued thereunder by amendment or by exchange of options at a lower price for options previously issued at a higher exercise price (unless such higher priced options are extinguished and the shares subject thereto no longer available for issuance pursuant to grants). The 1999 Plan may not be changed in such a way as to alter, impair, amend, modify, suspend or terminate any rights of a participant or any obligations of the Company under any award theretofore granted in any manner adverse to such participant without the consent of such participant.

  Federal Income Tax Consequences

     Under current federal tax laws and regulations and judicial interpretations thereof, which are subject to change at any time, the following are the federal income tax consequences generally arising with respect to awards granted under the 1999 Plan. The grant of a stock option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will not receive a deduction when an incentive stock option is exercised. Upon exercising an SAR or a non-qualified stock option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date. At such time, the Company will receive a deduction for the same amount (assuming the applicable requirements of Section 162(m) of the Internal Revenue Code have been met).

     With respect to other awards granted under the 1999 Plan that are settled in cash or stock that is either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the cash or the fair market value of the shares received, when received. The Company will receive a deduction for the same amount, provided that, at the time the income is recognized, the participant, if the chief executive officer or one of the four other most highly compensated executive officers of the Company, does not have total compensation in excess of $1,000,000 for the year of recognition (other than compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code). With respect to other awards granted under the 1999 Plan that are settled in stock that is subject to restrictions as to transferability and subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received on the date the shares first become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. At such time, the Company will receive a deduction for the same amount, subject to the provision set forth above in this paragraph.

     The tax treatment upon disposition of shares acquired under the 1999 Plan will depend on how long the shares have been held. In the case of shares acquired through exercise of a stock option, the tax treatment will also depend on whether or not the shares were acquired by exercising an incentive stock option. There will be no tax consequences to the Company upon the disposition of shares acquired under the 1999 Plan except that the Company may receive a deduction in the case of the disposition of shares acquired under an incentive stock option where the disposition is made within two years from the date of the granting of the option or within one year after the transfer of the shares pursuant to the exercise of the incentive stock option.

  Recommendation

     The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to continue to offer the long-term incentive compensation necessary in the current competitive business environment to attract, retain and motivate key employees to make significant contributions to the Company. Accordingly, the Board of Directors has adopted, and recommends that the stockholders approve, the amendment to the 1999 Plan increasing the total number of shares that may be issued under the 1999 Plan by 3,400,000.

     Approval requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, on such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE 1999 STOCK INCENTIVE PLAN.

               PROPOSAL TO AMEND THE DIRECTORS STOCK OPTION PLAN

     In fiscal 1992, the Company and its stockholders approved the Directors Stock Option Plan (the "Directors Plan") and authorized a total of 225,000 shares of Common Stock (after giving effect to a subsequent 3-for-2 stock split) for issuance pursuant to options granted thereunder. In fiscal 1999, the Company and its stockholders approved an amendment to the Directors Plan to increase the number of shares of Common Stock of the Company that may be issued under this Directors Plan by 350,000 shares. The amendment now being submitted to the stockholders for approval would increase from 7,500 to 10,000 the number of shares of the Company's Common Stock for which an option is granted annually to each participating director under the Directors Plan.

     The Board of Directors recommends approval of the amendment. The purpose of the Directors Plan is to aid the Company in attracting, retaining and motivating its directors by providing them with incentives to make significant contributions to the growth and profitability of the Company. The Directors Plan is designed to accomplish this goal by the granting of stock options, thereby providing participants with a proprietary interest in the growth, profitability and success of the Company.

     Set forth below is a brief description of the principal features of the Directors Plan.

  General Terms

     The following persons ("Eligible Directors") are eligible to receive grants of stock options pursuant to the Directors Plan: (a) directors of the Company who are members of the Committee of the Board designated to administer discretionary stock incentive plans from time to time adopted and implemented by the Company (a "Discretionary Plan") and (b) directors of the Company who are not officers or employees of the Company or any subsidiary thereof (a "Non-employee Director") and who (i) have not been designated by the Company's Board of Directors within 30 days after becoming a director of the Company as being eligible to receive awards under a Discretionary Plan or (ii) having been eligible to participate in a Discretionary Plan, have ceased to be so eligible as a result of a determination by the Board of Directors. The eligibility of any such director to participate in the Directors Plan shall cease if such director is subsequently designated as being eligible to receive awards under a Discretionary Plan for as long as he or she remains so eligible. All of the directors of the Company, other than Mr. Loof, are currently participants in the Directors Plan.

     As of September 26, 2000, 245,000 shares remained available for issuance in connection with future grants of options under the Directors Plan. Shares related to options (or portions thereof) that are forfeited, cancelled or terminated, expire unexercised, are surrendered in exchange for other options or are otherwise settled in such manner that all or some of the shares covered by an option are not and will not be issued will be restored to the total number of shares available for issuance pursuant to options granted under the Directors Plan. In the event of any change in the number of shares of outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, proportional adjustments will be made in the number of shares of the Company's Common Stock (a) reserved for issuance pursuant to the Directors Plan,
(b) for which stock options shall be granted, and (c) covered by outstanding stock options, as well as in the exercise price of such outstanding options. In addition, equitable adjustments will be made in the event of any other change affecting the Company's Common Stock or any distribution (other than normal cash dividends) to stockholders of the Company.

     Under the Directors Plan, non-qualified stock options to purchase shares of the Company's Common Stock are granted automatically to Eligible Directors at the times specified in the Directors Plan. In general, unless an Eligible Director has received a previous grant of a stock option (under the Directors Plan, a Discretionary Plan or otherwise), he or she will receive an initial option to purchase 20,000 shares of the Company's Common Stock on the date on which he or she first becomes eligible to participate in the Directors Plan. Thereafter, as long as the Eligible Director (including any Eligible Director who received a previous grant) remained eligible to participate in the Directors Plan, he or she would receive annually, on the date of the Annual Meeting of Stockholders, an option to purchase 7,500 shares of the Company's Common Stock, beginning on the date specified in the Directors Plan. The proposed amendment, if approved, would increase from 7,500 to 10,000 the number of shares of the Company's Common Stock for which an option is granted annually to each participating director under the Directors Plan. Notwithstanding the foregoing, no stock option may be granted to any person whose service as a director of the Company ends on the date on which the option would otherwise be granted.

     The Directors Plan is administered by the Company's Board of Directors or a committee composed of not less than two members thereof as may be designated from time to time by all such members. The Board or such committee administers the Directors Plan, but has no discretion regarding the grant, amount, timing, terms and conditions of stock options granted under the Directors Plan.

     The exercise price of any stock option granted pursuant to the Directors Plan is the fair market value of the Company's Common Stock on date of grant. Each stock option is exercisable, cumulatively, as to one-third of the shares after the first anniversary of the date of grant and as an additional one-third after each of the second and third anniversaries of the date of grant. Each option is exercisable for a period of ten years from the date of grant.

     The price at which shares of the Company's Common Stock may be purchased upon exercise of an option must be paid in full in cash at the time of exercise or by (i) tendering shares of the Company's Common Stock or surrendering another stock option, (ii) delivering a promissory note issued by the participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Board or the committee, or (iii) any other means acceptable to the Board or the committee.

     In order to enable the Company to satisfy any tax payment obligations resulting from any exercise of a stock option under the Directors Plan, the Company has the right, among other things, to withhold from the shares of the Company's Common Stock receivable by a participant an appropriate number of shares for payment thereof. In addition, participants may elect to have the Company deduct applicable taxes by withholding an appropriate number of shares of the Company's Common Stock or to elect to tender to the Company other shares of the Company's Common Stock held by the participant for the purpose of satisfying tax payment obligations.

     Except as described below, if a participant's association with the Company terminates, any unexercised stock option (or portion thereof) shall, to the extent it is exercisable pursuant to the terms of such option on the date of such termination, remain exercisable for a period of three months following the date of termination or until the stated expiration of the stock option, if earlier. If a participant dies, or ceases to be associated with the Company because he or she (i) is disabled, (ii) retires at age 62 or thereafter or (iii) assumes a position with a governmental, charitable or educational agency or institution, any stock option granted under the Directors Plan then held by such participant shall become fully exercisable as of the date on which such participant dies or ceases to be associated with the Company, and shall be exercisable through the expiration date specified in the applicable option agreement.

     Stock options granted under the Directors Plan are subject to acceleration of exercisability in the event of a change in control of the Company, as set forth in agreements between the Company and certain of its directors which provide for certain protections and benefits in the event of a change of control (as defined in such agreements) (see "Agreements Relating to Change in Control" above), or as provided in applicable option agreements. In general, awards granted under the Directors Plan are not assignable or transferable by a participant, except under the limited circumstances contemplated by the Directors Plan.

     The Board or the committee may amend, suspend or terminate the Directors Plan for the purpose of meeting or addressing any changes in any applicable tax, securities or other law. In addition, the Directors Plan may not, without the approval of the stockholders, as set forth therein, be amended to (i) increase materially the aggregate number of shares of the Company's Common Stock that may be issued under the Directors Plan (except for adjustments pursuant to Section 8 of the Directors Plan), (ii) materially increase the benefits accruing to participants, or (iii) modify materially the eligibility requirements of the Directors Plan. Nor may the Directors Plan be changed in such a way as to alter, impair, amend, modify, suspend or terminate any rights of a participant or any obligations of the Company under any stock options theretofore granted in any manner adverse to such participant, without the consent of such participant. The Directors Plan terminates on November 30, 2006.

  Federal Income Tax Consequences

     The federal income tax consequences to the participants and the Company of the issuance and exercise of stock options that would be granted pursuant to the Directors Plan are the same as for the issuance and exercise of stock options that would be granted under the 1999 Plan.

  Recommendation

     The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to continue to offer the long-term incentives available under the Directors Plan to directors of the Company. The Board of Directors believes that the future success of the Company will depend in large part on its ability to attract, retain and motivate directors through, among other things, such incentive programs and that an increase in the number of shares pursuant to options that are granted annually to directors would enable the Company to remain competitive in attracting and retaining directors. Accordingly, the Board of Directors has adopted, and recommends that the stockholders approve, the amendment to increase from 7,500 to 10,000 the number of shares of the Company's Common Stock for which an option is granted annually to each participating director under the Directors Plan.

     Approval requires the affirmative vote of a majority of the votes cast at the meeting in person or by proxy on such proposal, provided that the total votes cast represent over 50% of all shares entitled to vote on the proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
                          TO AMEND THE DIRECTORS PLAN

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be eligible for inclusion in the Company's proxy material relating to its 2001 Annual Meeting (currently scheduled to be held on November 16, 2001) it must be in writing and received by the Secretary of the Company prior to June 8, 2001. Stockholders wishing to bring any matter before a meeting should consult the Company's By-Laws with respect to any applicable notice or other procedural requirements.

                                 ANNUAL REPORT

     All stockholders of record on September 28, 2000, have been sent, or are concurrently being sent, a copy of the Company's 2000 Annual Report on Form 10-K, which contains certified financial statements of the Company for the fiscal year ended June 30, 2000.

     ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AT THE CLOSE OF BUSINESS ON SEPTEMBER 28, 2000, MAY OBTAIN ADDITIONAL COPIES OF THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE COMPANY, 951 YAMATO ROAD, BOCA RATON, FLORIDA 33431-4425, ATTENTION: INVESTOR RELATIONS.

                                  ACCOUNTANTS

     The Company's independent accountants, selected by the Board of Directors, are PricewaterhouseCoopers LLP ("PwC"), certified public accountants. Representatives of PwC are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Stockholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.

                                          WALTER A. ENGDAHL
                                          Secretary

Boca Raton, Florida
October 6, 2000

                                                                       EXHIBIT A

                      SENSORMATIC ELECTRONICS CORPORATION

                            AUDIT COMMITTEE CHARTER

     The Audit Committee (the "Committee"), of the Board of Directors (the "Board") of Company ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

  Composition

     The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be appointed annually at the organizational meeting of the full Board held in November and will be listed in the annual report to shareholders. One of the members of the Committee will be designated Committee Chair by the Board.

  Responsibility

     The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the systems of internal controls that management has established; and (iii) the internal and external audit processes. In addition, the Committee provides an avenue for communication between internal audit, the Company's independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and direct relationship with the Committee, and that the independent accountants are ultimately accountable to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is recognized that members of the Committee are not acting as professional accountants or auditors or experts in the fields of accounting, auditing or finance, and it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to establish or monitor internal controls. These are the responsibilities of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's business conduct guidelines.

  Authority

     Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee may recommend to the Board the retention of external professionals to perform special reviews or other procedures or to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

  Meetings

     The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be approved by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when deemed appropriate.

  Attendance

     Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

  Specific Duties

     In carrying out its oversight responsibilities, the Committee will:

          (1) Review and reassess the adequacy of this charter annually and submit any recommended changes to the Board for its consideration and approval. This should be done in compliance with applicable NYSE Audit Committee Requirements.

          (2) Review with the Company's management, internal audit and independent accountants the Company's systems of accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

          (3) Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

          (4) Review the scope of internal audit's work plan for the year and receive summary reports of major findings by internal auditors and review how management is addressing the conditions reported.

          (5) Review the scope and extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. Review also the scope of the independent accountants' prospective reviews of interim quarterly financial results. The Committee will review annually with management the estimated and actual fees of the independent accountants for audit and review services and other major engagements.

          (6) Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Discuss with the independent accountants any such disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and, if deemed appropriate by the Committee, recommend that the Board of Directors take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

          (7) Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair, and also management of the Company, of any matters identified through procedures followed for interim quarterly financial statements and required to be brought to the attention of the Committee under standards for communication with Audit Committees, and that such notification is to be made prior to the related earnings press release or, if not practicable, prior to filing of a related Form 10-Q. Also, receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

          (8) At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

          - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

          - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

          - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

          - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

     If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

          (9) After preparation by management and review by internal audit, independent accountants and counsel, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the Company's proxy statement at least once every three years and to the Company's proxy statement next following any significant amendment to the charter.

          (10) Discuss with the independent accountants the quality of the Company's financial and accounting personnel and the internal audit personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

          (11) Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

          (12) Provide advice and recommendations to the Board in the selection, retention and, where appropriate, the replacement of the Company's independent accountants.

          (13) Review and evaluate the performance of the internal audit function and its personnel. Review and concur in the appointment and replacement of the senior internal audit executive or outsourced internal audit services provider, as the case may be.

          (14) Review with management, the Company's General Counsel, internal audit and the independent accountants the methods used (including the Company's Code of Conduct) to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a significant or material impact on the financial statements.

          (15) Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

          (16) Review policies and procedures with respect to corporate officers' expense accounts and perquisites, including their use of Company assets, and review actual expenses and perquisites of the corporate officers.

          (17) As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the NYSE, Statements on Auditing Standards and other pertinent accounting, legal and regulatory provisions.

                                                                      0854-PS-00

                                     PROXY

                      SENSORMATIC ELECTRONICS CORPORATION

           PROXY - ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 17, 2000

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS



The undersigned, a stockholder of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), does hereby appoint GREG THOMPSON and WALTER A. ENGDAHL, and each of them, the true and lawful attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned to vote, as designated on the reverse side, all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 17, 2000, at 10 A.M., local time, and at any adjournment or adjournments thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. All of said proxies or their substitutes who shall be present and act at the meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated October 6, 2000, and a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.


[SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        [SEE REVERSE
   SIDE]                                                                SIDE]



[X] Please mark
    votes as in
    this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR NAMED BELOW.

     1. ELECTION OF DIRECTORS.

        Nominees: (01) Timothy P. Hartman, (02) Per-Olof
                  Loof and (03) J. Richard Munro

            FOR                          WITHHELD
            ALL     [ ]             [ ]  FROM ALL                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.
          NOMINEES                       NOMINEES                                                 FOR   AGAINST   ABSTAIN
                                                                 2. PROPOSAL TO AMEND THE 1999
                                                                    STOCK INCENTIVE PLAN.         [ ]     [ ]      [ ]

                                                                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3.

                                                                 3. PROPOSAL TO AMEND THE         FOR    AGAINST  ABSTAIN
                                                                    DIRECTORS STOCK OPTION
                                                                    PLAN.                         [ ]     [ ]      [ ]

     MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]             4. To vote with discretionary authority with respect to all other matters which may come before the meeting.

     [ ] _________________________________________________       NOTE: Your signature should appear the same as your name
         For, except vote withheld from the above nominee        appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing.
                                                                 When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer. No postage is required if returned in the enclosed envelope and mailed in the United States.

Signature: ________________________________   Date: _____________  Signature: ________________________________   Date: _____________


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